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The information in this prospectus supplement is not complete and may be changed. This prospectus supplement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus Supplement dated September 15, 2011

PROSPECTUS SUPPLEMENT (To Prospectus Dated August 26, 2011)	Filed Pursuant to Rule 424(b)(5) Registration No. 333-176066

                  Shares

COMMON STOCK

        We are offering                        shares of our common stock, $0.001 par value per share. Our common stock is listed on the NASDAQ Global Select Market under the symbol "BWEN." On September 14, 2011, the last reported sale price of our common stock was $0.56 per share.

        Investing in our common stock involves substantial risks. Before purchasing our common stock, please review the information, including the information incorporated by reference, under the heading "Risk Factors" beginning on page S-7 of this prospectus supplement and page 1 of the accompanying prospectus.

        The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Company (before expenses)

Per share	$	$	$

Total	$	$	$

        We estimate the total expenses of this offering, excluding the underwriting discounts and commissions, will be approximately $450,000.

        Delivery of the shares of common stock through the facilities of the Depository Trust Company is expected to be on or about September     , 2011, subject to customary closing conditions.

LAZARD CAPITAL MARKETS

The date of this prospectus supplement is                             , 2011

        You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and any free writing prospectus prepared by or on behalf of us. We and the underwriter have not authorized any other person to provide you with information different from that contained in this prospectus supplement or the accompanying prospectus. This prospectus supplement is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus supplement and the accompanying prospectus is correct only as of the date on the front of those documents, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of the shares of common stock. Our business, financial operations and prospects may have changed since those dates.

        Information contained on our website does not constitute a part of this prospectus supplement.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

        We are providing information to you about this offering of our common shares in two parts. The first part is this prospectus supplement, which provides the specific details regarding this offering. The second part is the accompanying prospectus, which provides general information, including information about the shares of our common stock. Generally, when we refer to this "prospectus," we are referring to both documents combined. Some of the information in the accompanying prospectus may not apply to this offering. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on the information contained in this prospectus supplement. Please read "Where You Can Find More Information" in the accompanying prospectus and "Incorporation of Certain Documents by Reference" in this prospectus supplement and the accompanying prospectus.

        References to "Broadwind Energy," "Broadwind," the "Company," "we," "us" and "our" refer to Broadwind Energy, Inc. and its wholly-owned subsidiaries. The term "you" refers to a prospective investor.

        We obtained the industry, market and competitive position data used throughout this prospectus supplement from our own research, internal surveys and studies conducted by third parties, independent industry associations or general publications and other publicly available information. Independent industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. Forecasts and estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading "Risk Factors" elsewhere in this prospectus supplement and the accompanying prospectus. References in this prospectus supplement to the size or quantity of wind turbines or towers expressed in terms of Megawatts, or MW, or Kilowatts, or kW, refer to the nameplate capacity of the wind turbines as specified by the manufacturer.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

        This summary highlights selected information about us, this offering and information contained elsewhere in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference, and does not contain all of the information you should consider in making your investment decision. You should read the entire prospectus supplement and the accompanying prospectus carefully, especially the matters discussed under "Risk Factors" beginning on page S-7, and the documents incorporated by reference herein, including the financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2010 and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011 . See "Incorporation of Certain Documents by Reference" below. Unless we state otherwise, "Broadwind Energy," "Broadwind," the "Company," "we," "us" and "our" refer to Broadwind Energy, Inc. and its wholly-owned subsidiaries.

Business Overview

        Broadwind provides technologically advanced high-value products and services to customers in the energy, mining and infrastructure sectors, primarily in the United States. Our most significant presence is within the U.S. wind industry, where our product and service portfolio provides our customers, including wind turbine manufacturers, wind farm developers and wind farm operators, with access to a broad array of component and service offerings. We are increasingly diversifying outside of the wind industry, where we participate in the oil and gas, mining and infrastructure markets, particularly with our gearing and specialty weldments product offerings.

        We believe we are well positioned to capture market opportunities associated with growth in energy and industrial markets. We believe that growth in the U.S. energy market will be driven by: (i) macroeconomic factors, including an economic recovery and increased demand for domestic energy sources including oil, gas and renewables; (ii) growth in the available supply of domestic natural gas due to new production techniques used to recover natural gas from shale; and (iii) the pursuit of sources of energy with lower carbon emissions. More specifically related to wind energy, we believe U.S. demand will be driven by: (i) state and federal policies supporting the diversification away from traditional fossil fuel generation, (ii) upgrades to the existing electrical transmission infrastructure; and (iii) improved wind energy cost competitiveness due to the maturation of technologies and services, including larger turbines and higher hub heights, improvements in turbine efficiencies, expansion of the global supply chain and improved focus on equipment maintenance and reliability. With respect to our industrial markets, we believe growth will be driven by: (i) increased demand for commodities, such as iron ore, copper, coal and other industrial commodities, on a global basis, primarily in support of expansion in Asia; (ii) the investment in new and replacement infrastructure such as roads, bridges and schools; and (iii) moderate growth in the level of economic activity in the U.S. industrial markets.

        We have embarked on a plan to improve our financial performance through exiting unprofitable, low-growth businesses, redeploying our assets into higher growth industries, expanding and upgrading our commercial and engineering organizations, and restructuring our facilities and fixed overhead to reduce expenses. Our March 2011 disposition of our Logistics business represented an initial step in this plan. We have no further plans to divest business segments. However, given our significant installed capital base, we believe we will be able to substantially grow revenues without making significant investment in additional capital equipment, at the same time reducing our facility footprint by approximately 30 percent, or 440,000 square feet. We expect to finalize these restructuring plans and initiate asset sales during the fourth quarter of 2011. While these efforts will result in additional expense that will negatively impact our profitability in the short term, we expect that they will greatly improve our competitive position and ability to drive enhanced profitability in the longer term.

        The following is a description of products and services we offer in each segment:

Towers

        We manufacture towers for wind turbines and specialty fabrications and heavy weldments for wind energy and other industrial customers. We specialize in wind towers that support heavier wind turbines. These towers are usually more than 80 meters tall and are designed to support 2 megawatt ("MW") and larger wind turbines. Since starting commercial production in 2005, we have produced more than 1000 towers. Our production facilities in Manitowoc, Wisconsin and Abilene, Texas are well-placed in close proximity to the primary U.S. wind resource regions. The two facilities have a combined annual tower production capacity of approximately 500 towers, sufficient to support turbines generating more than 1,200 MW of power. For the quarter ended June 30, 2011, we believe these facilities operated at approximately 70% capacity.

        Our towers for wind turbines are predominantly sold to wind turbine manufacturers who utilize our products in the assembly of wind turbines. Due to the customized nature of our products, they are generally sold through our direct sales force following an evaluation, qualification and testing period, which may occur over a number of months. We compete based on product performance, quality, price, location and available capacity. We have periodically entered into framework agreements under which we provide products to certain key customers over multi-year periods. Our principal wind tower customers are Gamesa, Nordex, Vestas and Goldwind.

        Within this segment, we also manufacture specialty fabrications and heavy weldments for mining and other industrial customers.

Gearing

        We manufacture high precision gearing systems for wind turbines and custom-engineered gearing systems and gearboxes for energy, mining and other industrial customers. We target markets and applications that require larger gears with strict tolerances and high quality standards of our processes.

        We produce to the highest industry quality standards, and we were the first U.S. gear manufacturer to achieve ISO 9001 certification. We use an integrated manufacturing process, which includes a machining process in Cicero, Illinois, a heat treatment process in Neville Island, Pennsylvania and a finishing process in our Cicero, Illinois factory. These complex production processes allow us to manufacture custom products to meet the stringent tolerances and high quality standards of our customers. We believe having each critical step within our control allows us to better manage deliveries to the customer's requested delivery date. For the quarter ended June 30, 2011, we believe these facilities operated at approximately 50% capacity.

        Due to the highly specialized nature of our gearing, it is generally sold through our direct sales force following an evaluation, qualifying prototyping and testing period, which may occur over a number of months. We compete based on product performance, quality, price and available capacity and lead times. We have periodically entered into framework agreements under which we provide products to certain key customers over multi-year periods. Our most significant Gearing segment customers include Clipper Windpower, Gardner Denver and General Electric.

Services

        We offer technical and precision repair and engineering services to manufacturers of wind turbines and developers and operators of wind farms. Our technical services business provides construction support and operations and maintenance services to the wind industry. Our precision repair and engineering services include repair and refurbishment of the complex systems and components of wind turbines, including control systems, drivetrains and blades. Our experience in wind turbine gearing makes us highly qualified to remanufacture wind turbine drive trains. During the first quarter of 2011, we completed an approximately $7 million investment in a dedicated drivetrain service center in Abilene, Texas focused on servicing the growing installed base of MW wind turbines as they come off warranty.

        Sales contacts are typically initiated through a direct sales force, or through operating unit managers located in our geographically dispersed service locations who call on local wind farms in their region. Additionally, business development staff is deployed to develop relationships with owner operators' engineering and procurement groups to market our capabilities in non-routine maintenance services. Sales are generally made under individual purchase orders, although we have blanket purchase orders or multi-year operations and maintenance agreements in place with some customers. Our Services business competes with a number of independent service providers in a highly-fragmented but growing industry. Our principal Services segment customers include NextEra Energy and Siemens Energy. Our primary service locations are in Illinois, California, South Dakota and Texas, however our service technicians typically travel to wind farms to perform more specialized services on site.

Business and Operating Strategy

        We have adjusted our operating strategy in response to changes in our markets, and in order to improve our financial performance in the near-term. We have shifted our focus in part because the U.S. wind energy market is facing increasing policy uncertainty in the current political environment, which may result in reduced demand and/or increased competition and lower profit margins. For example, MAKE Consulting forecasts that approximately 8,000 MW of new generation capacity will be installed in 2012 in anticipation of the potential expiration of the Production Tax Credit, but that installations will decline to approximately 5,000 MW of new capacity in 2013. Therefore we believe it is prudent to reduce our reliance on a single industry.

        We intend to capitalize on the anticipated growth of the broader energy and industrial markets in North America by providing advanced high-value products and services to energy, mining and infrastructure sector customers. For example, Spears & Associates estimates that the North American oil and gas pressure pumping business market is growing at approximately 20% in 2011, driven by new extraction technologies. Over time, we expect to increase the share of our revenue that is unrelated to the installation of new wind turbines to approximately 50% of our total revenue. We expect this diversification to lead to higher revenue growth, reduced cyclicality and improved profit margins. Much of our capital infrastructure, particularly our gearing and weldments facilities, is transferable between industries. In some cases the shift in customer base will require additional capital for new fixtures, to expand our service offering and to change the layout of some of our production facilities.

Strategic objectives

  •
  Utilize our established platform to increase sales and improve capacity utilization and profitability.  As a result of significant capital expenditures made in 2008 and 2009, we have manufacturing capacity available that will potentially allow us to more than double our annual revenues with limited need for significant additional capital expenditures. Tower and gear manufacturing and drivetrain refurbishment all require significant capital investments which we have already made. Using this platform to continue to penetrate the North American wind market, but also to expand into other energy and infrastructure sectors, will improve our capacity utilization and contribute to improved financial results.

  •
  Continue to develop and grow our service businesses.  We have established a network of service centers strategically located near key wind farm sites with technical service and precision repair and engineering capabilities. We believe that there is a significant opportunity to provide more comprehensive support to customers in the wind industry. Wind turbine components are initially serviced by wind turbine manufacturers under applicable warranties. We believe that, as the size of the installed base grows and ages, manufacturer warranties expire and the complexity and size of wind turbines increase, wind farm operators will increasingly seek independent service providers to maintain their assets. We intend to support our customers' service strategies, to further develop our own service channels and to capture a share of the expanding service and aftermarket support business through relationships with wind turbine manufacturers, wind farm owners and technology companies focused on turbine enhancements. As a start, we have recently completed an approximately $7 million investment in a new drivetrain service center focused on servicing the installed base of wind turbines.

  •
  Improve profitability and operational efficiency.  Our business expanded during the peak of the wind energy build-out and capacity was added which currently exceeds the near to medium term demand. We are currently rationalizing the current facility footprint to bring our infrastructure in line with our production demand. While this rationalization will result in a negative impact to our profitability in the near term, we expect to reduce our facility footprint by approximately 30% which will improve our profitability and reduce direct and indirect costs over the long term.

  •
  Broaden our product offerings.  We believe we have developed strong capabilities in the precision gearing market to address the needs of customers wanting large precision gearing and enclosed drives. The skills that we developed in serving the wind energy market are directly transferable to other markets such as oil and gas and mining. In the area of services, we have developed strong know-how in servicing the installed base of wind turbines in the United States. We expect to grow our service offering in non-routine maintenance, particularly around gearbox, bearing and blade repair, and to develop new competencies for improving overall turbine production and performance.

  •
  Diversify our customer base.  In 2010, 78% of our sales were derived from five customers. We have expanded our sales force and centralized our commercial organization in support of expanding our customer base. We have targeted expansion of U.S. wind customers, as well as expansion into other energy and infrastructure sectors, including mining and construction.

Our Corporate Information

        Our principal executive office is located at 47 East Chicago Avenue, Suite 332, Naperville, IL 60540. Our phone number is (630) 637-0315 and our website address is www.broadwindenergy.com. Information contained on our website does not constitute part of this prospectus supplement.

Risk Factors

        An investment in our common stock involves substantial risk. You should carefully read and consider the information set forth under "Risk Factors," as well as all other information contained or incorporated by reference in this prospectus supplement and accompanying prospectus before investing in our common stock. For example:

  •
  our business, results of operations and financial condition may continue to be adversely affected by negative economic conditions generally and in certain of our target markets;

  •
  a significant change in tax and other economic incentives and political and governmental policies related to the U.S. wind industry could negatively impact our results of operations and growth;

  •
  we could incur substantial costs to comply with environmental, health and safety laws and regulations and to address violations of or liabilities under these requirements;

  •
  we are substantially dependent on a few significant customers;

  •
  we may not be successful in continuing to diversify and attract customers in the broader energy and industrial markets;

  •
  we face competition from industry participants who may have greater resources than we do;

  •
  we may incur significant costs in connection with our rationalization efforts and may not realize the anticipated benefits of those efforts;

  •
  we may have difficulty raising additional financing when needed or on acceptable terms;

  •
  our operations may not generate cash flows in an amount sufficient to enable us to pay our indebtedness;

  •
  we have generated net losses and negative cash flows since our inception and we may not achieve profitability; and

  •
  current or future litigation and regulatory actions could have a material adverse impact on us.

The Offering

Common stock offered by us pursuant to this prospectus supplement	shares
Common stock to be outstanding after this offering	shares
Use of proceeds

We estimate that the net proceeds from the assumed sale of 32.5 million shares of our common stock in this offering will be approximately $16.6 million, based on the assumed public offering price of $0.56 per share (the closing price of our common stock on NASDAQ on September 14, 2011) and after deducting the estimated underwriting discounts and commissions and estimated offering expenses. We intend to use the net proceeds of the offering for general corporate purposes. See "Use of Proceeds" for more information.

NASDAQ Global Select Market Symbol	"BWEN"
Risk Factors	Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page S-7 of this prospectus supplement and page 1 of the accompanying prospectus.

        The number of shares to be outstanding after this offering is based on 107,209,369 shares outstanding as of September 1, 2011, and does not include, as of September 1, 2011:

  •
  1,281,315 shares of common stock issuable upon the exercise of stock options with a weighted average exercise price of $6.03 per share;

  •
  1,712,673 shares subject to outstanding restricted stock units; and

  •
  2,059,373 shares that are reserved for issuance pursuant to our equity incentive plan.

        Unless otherwise indicated, the information in this prospectus supplement assumes a public offering price of $0.56 per share, which was the last reported sale price of our common stock on September 14, 2011.

RISK FACTORS

        Investing in our common stock involves a high degree of risk. You should carefully consider the following risks and all other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, including our consolidated financial statements and the related notes, before investing in our common stock. If any of the following risks materialize, our business, financial condition or results of operations could be materially harmed. In that case, the trading price of our common stock could decline, and you may lose some or all of your investment.

 Risks Relating to Our Business and Our Industry

Our businesses, and therefore our results of operations and financial condition, may continue to be adversely affected by negative economic conditions and uncertainty.

        The global recession of 2008-2009 has had negative effects on demand for alternative sources of energy and consequently for many of our product and service offerings. Although some parts of the economy have resumed growth, there remains risk that this limited recovery may not be sustained, that the recovery may not include the industries or markets in which we conduct our business, or that the economy may revert to further contraction and corresponding uncertainty and volatility. Any deterioration in economic conditions could have a material adverse effect on our business in a number of ways, including lower sales and extended renewal cycles if there is a reduction in demand for wind energy, and such deterioration could have a material adverse effect on our liquidity, results of operations and financial condition.

        In particular, risks we might face could include potential declines in revenues in our business segments due to reduced orders or other factors caused by economic challenges faced by our customers and prospective customers, and an inability to finance our operating needs on reasonable terms.

The U.S. wind industry is reliant on tax and other economic incentives and political and governmental policies. A significant change in these incentives and policies could negatively impact our results of operations and growth.

        We supply products and services to wind turbine manufacturers and owners and operators of wind energy generation facilities. The U.S. wind industry is dependent in part upon federal tax incentives and state renewable portfolio standards and may not be economically viable absent such incentives. The federal government provides economic incentives to the owners of wind energy facilities, including a federal production tax credit, an investment tax credit and cash grant equal in value to the investment tax credit. The production tax credit was extended by the American Recovery and Reinvestment Act ("ARRA") in February 2009 and provides the owner of a qualifying wind energy facility placed in service before the end of 2012 with a ten-year tax credit against the owner's federal income tax obligations based on the amount of electricity generated by the qualifying wind energy facility and sold to unrelated third parties. Alternatively, wind project owners may (i) elect to receive an investment tax credit equal to 30% of the qualifying basis of facilities placed in service before the end of 2012 or (ii) for facilities placed in service in 2009 through 2011 (or, if construction begins before the end of 2011, placed in service before the end of 2012), apply to receive a cash grant from the Department of Treasury, equal in value to the investment tax credit.

        These programs provide material incentives to develop wind energy generation facilities and thereby impact the demand for our manufactured products and services. The increased demand for our products and services resulting from the credits and incentives may continue until such credits or incentives lapse. The failure of Congress to extend or renew these incentives beyond their current expiration dates could significantly delay the development of wind energy generation facilities and the demand for wind turbines, towers, gearing and related components. In addition, we cannot assure you that any subsequent extension or renewal of the production tax credit, investment tax credit or cash grant program will be enacted prior to its expiration or, if allowed to expire, that any extension or renewal enacted thereafter would be enacted with retroactive effect. It is possible that these federal incentives will not be extended beyond their current expiration dates. Any delay or failure to extend or renew the federal production tax credit, investment tax credit or cash grant program in the future could have a material adverse impact on our business, results of operations, financial performance and future development efforts.

        State renewable energy portfolio standards generally require or encourage state-regulated electric utilities to supply a certain proportion of electricity from renewable energy sources or devote a certain portion of their plant capacity to renewable energy generation. Typically, utilities comply with such standards by qualifying for renewable energy credits evidencing the share of electricity that was produced from renewable sources. Under many state standards, these renewable energy credits can be unbundled from their associated energy and traded in a market system, allowing generators with insufficient credits to meet their applicable state mandate. These standards have spurred significant growth in the wind energy industry and a corresponding increase in the demand for our manufactured products. Currently, the majority of states and the District of Colombia have renewable energy portfolio standards in place and certain states have voluntary utility commitments to supply a specific percentage of their electricity from renewable sources. The enactment of renewable energy portfolio standards in additional states or any changes to existing renewable energy portfolio standards, or the enactment of a federal renewable energy portfolio standard or imposition of other greenhouse gas regulations, may impact the demand for our products. We cannot assure you that government support for renewable energy will continue. The elimination of, or reduction in, state or federal government policies that support renewable energy could have a material adverse impact on our business, results of operations, financial performance and future development efforts.

Our further diversification outside of the wind energy market exposes us to business risks associated with oil and gas and mining industries, among others, which may slow our growth or penetration in these markets.

        While we have some experience in the oil and gas and mining markets through our gearing and heavy weldments businesses, these industries have not been our primary focus. In further diversifying our business to serve these markets we will face competitors who may have more resources, longer operating histories and more well-established relationships than we do, and we may not be able to successfully or profitably generate additional business opportunities. Moreover, if we are able to successfully diversify into these markets our business may be exposed to risks associated with these industries, which could adversely affect our future earnings and growth. These risks include, among other things:

  •
  the prices and relative demand for oil, gas, minerals and other commodities;

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  domestic and global political and economic conditions affecting the oil and gas and mining industries;

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  changes in oil and gas and mining technology;

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  the price and availability of alternative fuels and energy sources, as well as changes in energy consumption or supply; and

  •
  federal, state and local regulations, including, among others, regulations relating to hydraulic fracturing and greenhouse gas emissions.

We could incur substantial costs to comply with environmental, health and safety laws and regulations and to address violations of or liabilities under these requirements.

        Our operations are subject to a variety of environmental, health and safety laws and regulations in the jurisdictions in which we operate and sell products governing, among other things, health, safety, pollution and protection of the environment and natural resources, including the use, handling, transportation, and disposal of non-hazardous and hazardous materials and wastes, as well as emissions and discharges into the environment, including discharges to air, surface water, groundwater and soil, product content, performance and packaging. We cannot guarantee that we have been and will at all times be in compliance with such laws and regulations. Failure to comply with these laws and regulations, obtain the necessary permits to operate our business, or comply with the terms and conditions of such permits may subject us to a variety of administrative, civil and criminal enforcement measures, including the imposition of civil and criminal sanctions, monetary fines and penalties, remedial obligations, and the issuance of compliance requirements limiting or preventing some or all of our operations.

        We also are subject to laws and regulations that impose liability and cleanup responsibility for releases of hazardous substances into the environment. Under certain of these laws and regulations, such liabilities can be imposed for cleanup of currently and formerly owned, leased or operated properties, or properties to which hazardous substances or wastes were sent by current or former operations at our current or former facilities, regardless of whether we directly caused the contamination or violated any law at the time of discharge or disposal. Many of our facilities have a history of industrial operations, and contaminants have been detected at some of our facilities. The presence of contamination from hazardous substances or wastes could interfere with ongoing operations or adversely affect our ability to sell, lease or use our properties as collateral for financing. We also could be held liable under third-party claims for property damage, natural resource damage, or personal injury and for penalties and other damages under such environmental laws and regulations, which could materially and adversely affect our business and results of operations.

        We are aware of an investigation commenced by the United States Attorney's Office, Northern District of Illinois, for potential violation of federal environmental laws. On February 15, 2011, pursuant to a search warrant, officials from the United States Environmental Protection Agency ("USEPA") entered and conducted a search of one of our facilities in Cicero, Illinois , in connection with the alleged improper disposal of industrial wastewater to the sewer. Also on or about February 11, 2011, in connection with the same matter, we received a grand jury subpoena requesting testimony and the production of certain documents relating to the facility's past compliance with certain environmental laws and regulations relating to the generation, discharge and disposal of wastewater from certain of our processes between 2004 and the present. On or about February 23, 2011, we received another grand jury subpoena relating to the same investigation, requesting testimony and the production of certain other documents relating to certain of the facility's employees, environmental and manufacturing processes, and disposal practices. We have produced tens of thousands of documents in response to these subpoenas. We have also voluntarily instituted corrective measures at the facility, including changes to our wastewater disposal practices. There can be no assurances that the conclusion of the investigation will not result in a determination that we have violated applicable environmental, health and safety laws and regulations. Any violations found, or any criminal or civil fines, penalties and/or other sanctions imposed could be substantial and materially and adversely affect the Company. We had recorded a liability of $675,000 at December 31, 2010, which represented the low end of our estimate of remediation-related costs and expenses; as of June 30, 2011 those initial costs have been incurred. No additional remediation related expenses are anticipated or have been accrued, however, the outcome of the investigation, our liability in connection therewith, and the impact to our operations cannot be predicted at this time.

        The assertion of further claims relating to regulatory compliance, on- or off-site contamination, natural resource damage, the discovery of previously unknown environmental liabilities, the imposition of criminal or civil fines or penalties, or the obligation to undertake investigation, remediation or monitoring activities could result in potentially significant costs and expenditures to address contamination or resolve claims or liabilities. Such costs and expenditures could have a material adverse effect on our business, financial condition, or results of operations.

        Changes in existing environmental, health and safety laws and regulations, or their application, could cause us to incur additional or unexpected costs to achieve or maintain compliance.

Our financial and operating performance is subject to certain factors which are out of our control, including prevailing economic conditions and the state of the wind energy market in North America.

        As a supplier of products and services to wind turbine manufacturers and owners and operators of wind energy generation facilities, our results of operations (like those of our customers) are subject to general economic conditions, and specifically, to the state of the wind energy market. In addition to the state and federal government policies supporting renewable energy described above, the growth and development of the larger wind energy market in North America is subject to a number of factors, including, among other things:

  •
  the availability of financing for the estimated pipeline of wind development projects;

  •
  the cost of electricity, which may be affected by a number of factors, including government regulation, power transmission, seasonality, fluctuations in demand, and the cost and availability of fuel and particularly natural gas;

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  the development of new power generating technology or advances in existing technology or discovery of power generating natural resources;

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  the development of electrical transmission infrastructure;

  •
  state and federal laws and regulations, particularly those favoring low carbon energy generation alternatives;

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  administrative and legal challenges to proposed wind development projects; and

  •
  public perception and localized community responses to wind energy projects.

        In addition, while some of the factors listed above may only affect individual wind project developments or portions of the market, in the aggregate they may have a significant effect on the successful development of the wind energy market as a whole, and thus affect our operating and financial results.

We are substantially dependent on a few significant customers.

        The wind turbine market in the United States is very concentrated, with ten manufacturers controlling in excess of 99% of the market. Like us, these customers were adversely affected by the recent downturn in the economy and the wind energy market, and we have seen, and may continue to see, a decrease in order volume from such customers. Historically, the majority of our revenues are highly concentrated with a limited number of customers. In 2010, two customers—Gamesa and General Electric—each accounted for more than 10% of our consolidated revenues and our five largest customers accounted for 78% of our consolidated revenues. Our customers periodically have expressed their intent to scale back, delay or restructure existing customer agreements, which has led to reduced revenues from these customers and which may occur again in the future. As a result, our operating profits and gross margins have been negatively affected by a decline in production levels, which has created production volume inefficiencies in our operations and cost structures.

        Additionally, if our relationships with significant customers should change materially, it could be difficult for us to immediately and profitably replace lost sales in a market with such concentration, which would materially adversely affect our results. We could be adversely impacted by decreased customer demand for our products and services due to (1) the impact of current or future economic conditions on our customers, (2) our customers' loss of market share to competitors of theirs that do not use our products, and (3) our loss of market share with our customers. We could lose market share with our customers to competitors or to our customers themselves, should they decide to become more vertically integrated and produce our products or deliver our services internally. Finally, most of our customers do not purchase all of our products and services, so if some of our customers gain market share, it could impact our mix of products and services among our segments.

        In addition, even if our customers continue to do business with us, we can be adversely affected by a number of other potential developments with our customers. For example:

  •
  our customers may not comply with their contractual payment or volume obligations. The inability or failure of our customers to meet their contractual obligations could have a material adverse effect on our business, financial position and results of operations;

  •
  our customers have in the past sought, and in the future may seek, to renegotiate the terms of current agreements or renewals. For example, some customers have sought payments from us for claims despite contractual limits that preclude our obligation to make payments for such claims;

  •
  although our subsidiary companies operate independently, a dispute between a significant customer and us or one of our subsidiaries could have a negative effect on the business relationship we have with that customer across our entire organization. Among other things, such a dispute could lead to an overall decrease in such customer's demand for our products and services or difficulty in collecting amounts due to one or more of our subsidiaries that are otherwise not related to such dispute; and

  •
  a material change in payment terms for accounts receivable of a significant customer could have a material adverse effect on our short-term cash flows.

Our customers may be significantly affected by disruptions and volatility in the economy and in the wind energy market.

        Current market disruptions and regular market volatility may have adverse impacts on our customers' ability to pay when due the amounts payable to us and could cause related increases in our working capital or borrowing needs. In addition, our customers have in the past attempted and may attempt in the future to renegotiate the terms of contracts or reduce the size of orders with us as a result of disruptions and volatility in the markets. Our backlog is significant, but we cannot predict with any degree of certainty the amount of our backlog that we will ultimately ship to our customers.

        Market disruptions and regular market volatility may also result in an increased likelihood of our customers asserting warranty or remediation claims in connection with our products or services that they would not ordinarily assert in a more stable economic environment. In the event of such a claim, we may incur costs if we decide to compensate the affected customer or to engage in litigation against the affected customer regarding the claim. We maintain product liability insurance, but there can be no guarantee that such insurance will be available or adequate to protect against such claims. A successful claim against us could result in a material adverse effect on our business.

We may have difficulty raising additional financing when needed or on acceptable terms and there can be no assurances that our operations will generate cash flows in an amount sufficient to enable us to pay our indebtedness.

        We rely on banks and capital markets as a source of liquidity for capital requirements not satisfied by cash flows from operations. We have experienced operating losses for each of the years during which we have operated and we anticipate that we will incur additional expenses in the near term in connection with our contemplated rationalization efforts, and our committed sources of liquidity may be inadequate to satisfy our operational needs. There can be no assurances that our rationalization efforts will be successful in improving our profitability. If we are not able to access capital at competitive rates, the ability to implement our business plans may be adversely affected. Additionally, we will have a limited number of shares of common stock authorized for issuance under of our certificate of incorporation after the consummation of the offering contemplated by this prospectus supplement; accordingly, our ability to raise capital through future equity issuances may be restricted unless we are successful in increasing the number of authorized shares of common stock, which would require the approval of holders of a majority of our outstanding shares. In the absence of access to capital resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations at times when the prices for such assets are depressed. In such event, we may not be able to consummate those dispositions. Furthermore, the proceeds of any such dispositions may not be adequate to meet our debt service obligations when due.

        Additionally, our ability to make scheduled payments on our existing or future debt obligations and fund operations will depend on our future financial and operating performance. There can be no assurances that our operations will generate sufficient cash flows to enable us to pay our remaining indebtedness or to fund our other liquidity needs. If we cannot make scheduled payments on our debt, we will be in default and, as a result, among other things, our debt holders could declare all outstanding principal and interest to be due and payable which could force us to liquidate certain assets or substantially restructure or alter our business operations or debt obligations. Moreover, if we are unable to obtain additional capital or if our current sources of financing are reduced or unavailable, we will likely be required to delay, reduce the scope of, or eliminate our plans for rationalization and expansion and this could affect our overall operations.

Our plans for growth and diversification may not be successful, and could result in poor financial performance.

        In 2010, approximately three quarters of our revenue was derived through the sale of our products tied to new wind energy installations in the United States. While we anticipate economic conditions within the wind industry may improve in the short-term, we can provide no assurances that improved market conditions within the wind industry will occur or that we will be able to capitalize on these opportunities. In addition, a continued or prolonged economic slowdown in the wind industry or other unfavorable market factors could result in further revisions to our expectations with respect to future financial results and cash flows. In response to these conditions, we have made a strategic decision to diversify our business further into oil, gas, mining, and other industries, particularly within our gearing and industrial weldments businesses. While we have historically participated in these lines of business, there is no assurance that we will be able to grow our presence in these businesses at a rate sufficient to compensate for a potentially weaker wind energy market. Moreover, our participation in these markets may require additional investments in personnel, equipment and operational infrastructure. If we are unable to make the required investments, or if we are unable to further penetrate these markets, our plans to diversify our operations may not be successful and our anticipated future growth may be adversely affected.

        We may also grow our existing business through increased production levels at existing facilities and through expansion to new manufacturing facilities and locations, such as our recently completed drivetrain service center in Abilene, Texas. Such expansion and any future expansion will require coordinated efforts across the Company and continued enhancements to our current operating infrastructure, including management and operations personnel, systems and equipment, and property. Difficulties or delays in acquiring and effectively integrating any new facilities may adversely affect future performance. For example, we recorded higher costs in 2009 in connection with the startup of production at our Abilene, Texas tower manufacturing facility. Moreover, if our expansion efforts do not adequately predict the demand of our customers and our potential customers, our future earnings may be adversely affected.

        In addition, to execute our business strategy, we may seek to acquire new businesses. We may not be able to identify appropriate acquisition candidates or successfully negotiate, finance or integrate acquisitions. If we are unable to make acquisitions, we may be unable to realize the growth we anticipate. Future acquisitions could involve numerous risks including difficulties in integrating the operations, services, products and personnel of the acquired business, and the potential loss of key employees, customers and suppliers of the acquired business. If we are unable to successfully manage these acquisition risks, future earnings may be adversely affected.

We face competition from industry participants who may have greater resources than we do.

        Our businesses are subject to risks associated with competition from new or existing industry participants who may have more resources and better access to capital. Many of our competitors and potential competitors may have substantially greater financial, customer support, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than we do. Among other things, these industry participants compete with us based upon price, quality, location and available capacity. We cannot be sure that we will have the resources or expertise to compete successfully in the future. Some of our competitors may also be able to provide customers with additional benefits at lower overall costs to increase market share. We cannot be sure that we will be able to match cost reductions by our competitors or that we will be able to succeed in the face of current or future competition. In addition, we may face competition from our customers as they seek to be more vertically integrated and offer full service packages. Some of our customers are also performing more services themselves.

We have generated net losses and negative cash flows since our inception.

        We have experienced operating losses for each of the years during which we have operated. In addition, in light of current economic conditions and the state of the wind energy market in the United States, we anticipate that losses and periods of negative cash flow may occur in the foreseeable future. We have incurred significant costs in connection with the development of our businesses, and there is no assurance that we will achieve sufficient revenues to offset anticipated operating costs. Although we anticipate deriving revenues from the sale of our products and services, no assurance can be given that these products and services can be sold on a profitable basis. If we achieve profitability, we cannot give any assurance that we would be able to sustain or increase profitability on a quarterly or annual basis in the future.

Limitations on our ability to utilize our net operating losses may negatively affect our financial results.

        We may not be able to utilize all of our net operating losses. To the extent available, we will use any net operating loss carryforwards to reduce the U.S. corporate income tax liability associated with our operations. However, if we do not achieve profitability prior to their expiration, we will not be able to fully utilize our net operating losses to offset income. Section 382 of the Internal Revenue Code of 1986, as amended, generally imposes an annual limitation on the amount of net operating loss carryforwards that may be used to offset taxable income when a corporation has undergone certain changes in stock ownership. Our ability to utilize net operating loss carryforwards may be limited, under this section or otherwise, by the issuance of common stock in this offering or by changes in stock ownership occurring prior to or following this offering. We have not completed an analysis of the effects of this offering or any such changes in stock ownership. To the extent our use of net operating loss carryforwards is significantly limited, our income could be subject to U.S. corporate income tax earlier than it would if we were able to use net operating loss carryforwards without annual limitation, which could result in lower profit and loss benefits from the current net operating loss carryforwards.

We may not be able to identify alternative uses, sell or otherwise dispose of our wind tower manufacturing facility in Brandon, South Dakota.

        In the first quarter of 2010, we completed construction of a third wind tower manufacturing facility in Brandon, South Dakota, but as of the date hereof, we have not commenced production at this facility. Following the Company's strategic planning meetings that took place in the fourth quarter of 2010, we determined that due to the oversupply of capacity in the U.S. tower market and the significant level of towers imported from Asia, it would be difficult or impossible to operate this facility in a profitable or cost-effective manner. We are currently exploring alternative uses for the building and equipment comprising this facility. In connection with this determination, during the fourth quarter of 2010, we recorded an impairment charge of $13.3 million. We may elect to sell or otherwise dispose of the facility and equipment, or use them for a different business purpose. If we are unable to find an alternative use or are unable to sell or otherwise dispose of the facility and equipment, we would continue to incur significant fixed costs associated with ownership of the facility. There can be no assurance that we will be able to identify alternate uses, sell or otherwise dispose of the facility and equipment on terms deemed to be commercially reasonable by us.

Our future operating results and the market price of our common stock could be materially adversely affected if we are required to take additional write downs to the carrying value of long-lived assets associated with any of our operating segments in the future.

        We review our long-lived assets, including intangibles, for impairment whenever events or changes in circumstances indicate the carrying amounts of these assets may not be recoverable. Recoverability is measured by a comparison of the assets' carrying amount to their expected future undiscounted net cash flows. If such assets are considered to be impaired, the impairment to be recognized is measured based on the amount by which the carrying amount of the asset exceeds its fair value.

        In addition to the impairment related to our Brandon, South Dakota wind tower manufacturing facility, during the fourth quarter of 2010 we performed a review of other long-lived assets and concluded that the projected fair value of the Services segment assets was less than the carrying value. As a result, we recorded an impairment charge of $22.9 million related to intangible and other long-lived assets.

        In the future, if our projected undiscounted cash flows associated with our operating segments do not exceed the carrying value of their net assets, we may be required to record additional write-downs of the carrying value of intangible assets or other long-lived assets associated with any of our operating segments and our operating results and the market price of our common stock may be materially adversely affected.

Disruptions in the supply of parts and raw materials, or changes in supplier relations, may negatively impact our operating results.

        We are dependent upon the supply of certain raw materials used in our production process, and these raw materials are exposed to price fluctuations on the open market. Raw material costs for items such as steel, the primary raw material used by us, have fluctuated significantly and may continue to fluctuate. To reduce price risk caused by market fluctuations, we have generally incorporated price adjustment clauses in our sales contracts. However, limitations on availability of raw materials or increases in the cost of raw materials (including steel), energy, transportation and other necessary services may impact our operating results if our manufacturing businesses are not able to fully pass on the costs associated with such increases to their respective customers. Alternatively, we will not realize material improvements from declines in steel prices as the terms of many of our contracts provide that we pass through these costs to our customers.

        In addition, we may encounter supplier constraints, be unable to maintain favorable supplier arrangements and relations or be affected by disruptions in the supply chain caused by such events as natural disasters, power outages and labor strikes. In the event of significant increases or decreases in the price of raw materials, particularly steel, our margins and profitability could be negatively impacted.

If our projections regarding the future market demand for our products and services are inaccurate, our operating results and our overall business may be adversely affected.

        We had previously made significant capital investments in anticipation of rapid growth in the U.S. wind energy market. However, the growth in the U.S. wind energy market has not kept pace with the expectations we had when some of these capital investments were made, and there can be no assurance that the U.S. wind energy market will grow and develop in a manner consistent with our past expectations , or that we will be able to fill our idle capacity through the further diversification of our operations. The expansion of our internal manufacturing and service capabilities has required significant up-front fixed costs. If market demand for our products and services does not increase at the pace we have anticipated and align with our expanded manufacturing capacity, we may be unable to offset these costs and to achieve economies of scale, and our operating results may continue to be adversely affected as a result of high fixed costs, reduced margins and underutilization of capacity. In light of these considerations, we may be forced to temporarily idle existing capacity or sell to third parties manufacturing capacity that we cannot utilize in the near term. Alternatively, if we experience rapid demand for our products and services in excess of our estimates, or we have reduced our manufacturing capacity, our installed capital equipment and existing workforce may be insufficient to support higher production volumes, which could harm our customer relationships and overall reputation. In addition, we may not be able to expand our workforce and operations in a timely manner, procure adequate resources, or locate suitable third-party suppliers, to respond effectively to changes in demand for our existing products and services or to the demand for new products and services requested by our customers, and our business could be adversely affected. Our ability to meet such excess customer demand could also depend on our ability to raise additional capital and effectively scale our manufacturing operations.

If our estimates for warranty expenses differ materially from actual claims made, or if we are unable to reasonably estimate future warranty expense for our products and services, our business and financial results could be negatively affected.

        We provide warranty terms generally ranging between one and seven years to our tower, gearing and services customers depending upon the specific product or service and terms of the customer agreement. We reserve for warranty claims based on industry experience and estimates made by management based upon a percentage of our sales revenues related to such products or services. From time to time, customers have submitted warranty claims against us. However, we have a limited history on which to base our warranty estimates for certain products that we manufacture and services that we provide. Our assumptions could be materially different from the actual performance of our products in the future and could exceed the levels against which we have reserved. In some instances our customers have interpreted the scope and coverage of certain of our warranty provisions differently from our interpretation of such provisions. The expenses associated with remediation activities in the wind energy industry can be substantial, and if we are required to pay such costs in connection with a customer's warranty claim we could be subject to additional unplanned cash expenditures. If our estimates prove materially incorrect, or if we are required to cover remediation expenses in addition to our regular warranty coverage, we could be required to incur additional expenses and could face a material unplanned cash expenditure, which could harm our financial and operating results.

Material weaknesses or other deficiencies in our internal controls over financial reporting, including potential failure to prevent or detect errors or fraud, could affect the accuracy of our reported financial results.

        We are required to design, implement and maintain effective controls over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of a company's annual or interim financial statements will not be prevented or detected on a timely basis.

        As referenced in Item 9A, "Controls and Procedures" of our Annual Report on Form 10-K for the fiscal year ending December 31, 2010, management of the Company has determined that as of December 31, 2010, the Company maintained effective controls over financial reporting. However, in each of 2008 and 2009 management concluded that the Company had material weaknesses over its internal controls over financial reporting. While we have now remediated these past material weaknesses and believe that we have designed and implemented procedures to maintain effective controls over financial reporting, we cannot be certain that we will not in the future have material weaknesses or significant deficiencies in our internal controls over financial reporting, or that we will successfully remediate any weaknesses or deficiencies that we find. Internal control weaknesses or deficiencies in the future could affect our ability to complete our financial reporting on a timely basis or report accurate numbers. If we are not able to maintain the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley") in a timely manner or with adequate compliance, we may be subject to sanctions or investigation by regulatory authorities. This type of action could adversely affect our financial results or investors' confidence in our company and our ability to access capital markets, and could cause our stock price to decline.

Trade restrictions may present barriers to entry in certain international markets.

        Restrictions on trade with certain international markets could affect our ability to expand into those markets. In addition, the existence of government subsidies available to our competitors in certain countries may affect our ability to compete on a price basis.

We may be unable to keep pace with rapidly changing technology in wind turbine component manufacturing.

        The global market for wind turbines is rapidly evolving technologically. Our component manufacturing equipment and technology may not be suited for future generations of products being developed by wind turbine companies. For example, some wind turbine manufacturers are using wind turbine towers made from concrete instead of steel. Other wind turbine designs have reduced the use of gearing or eliminated the gearbox entirely through the use of direct or compact drive technologies. To maintain a successful business in our field, we must keep pace with technological developments and changing standards of our customers and potential customers and meet their constantly evolving demands. If we fail to adequately respond to the technological changes in our industry, or are not suited to provide components for new types of wind turbines, our net worth, financial condition and operating results may be adversely affected.

We rely on unionized labor, the loss of which could adversely affect our future success.

        We are dependent on the services of unionized labor and have collective bargaining agreements with certain of our operations workforce at our Cicero and Neville Island gearing facilities. The loss of the services of these and other personnel, whether through terminations, attrition, labor strike, or otherwise, or a material change in our collective bargaining agreements, could have a material adverse impact on us and our future profitability. Collective bargaining agreements have been ratified by collective bargaining units in place at our Cicero, Illinois and Neville Island, Pennsylvania facilities and expire in February 2014 and October 2012, respectively. As of December 31, 2010, our collective bargaining units represented approximately 23% of our workforce.

We need to hire additional qualified personnel, including management personnel, and the loss of our key personnel could harm our business.

        Our future success will depend largely on the skills, efforts and motivation of our executive officers and other key personnel. Our success also depends, in large part, upon our ability to attract and retain highly qualified management and key personnel throughout our organization. During the remainder of 2011, we will likely need to hire additional personnel, including management, engineering and sales personnel, to fill in our organization. We face competition in the attraction and retention of personnel who possess the skill sets that we seek. In addition, key personnel may leave our company and subsequently compete against us. The loss of the services of any of our key personnel, or our failure to attract and retain other qualified and experienced personnel on acceptable terms, could have a material adverse effect on our business, results of operations, or financial condition.

Our ability to comply with regulatory requirements is critical to our future success and our current level of controls cannot guarantee that we are in compliance with all such requirements.

        As a manufacturer and distributor of wind and other energy industry products we may be or become subject to the requirements of federal, state and local or foreign regulatory authorities. In addition, we are subject to a number of industry standard-setting authorities, such as the American Gear Manufacturers Association and the American Welding Society. Changes in the standards and requirements imposed by such authorities could have a material adverse effect on us. In the event we are unable to meet any such standards when adopted, our business could be adversely affected. We may not be able to obtain all regulatory approvals, licenses and permits that may be required in the future, or any necessary modifications to existing regulatory approvals, licenses and permits, or maintain all required regulatory approvals, licenses and permits.

        There can be no guarantee that our businesses are in full compliance with such standards and requirements. We continue to develop our internal controls with a goal of providing a greater degree of certainty that our businesses are in compliance with applicable governmental and regulatory requirements, but our current level of internal control may fail to reveal to us material instances of non-compliance with such requirements, and such non-compliance could have a material adverse effect on our business.

Our largest stockholder has the ability to influence our affairs significantly.

        Tontine Capital Management, L.L.C. ("TCM"), Tontine Capital Overseas GP, L.L.C. ("TCO"), Tontine Management, L.L.C. ("TM"), Tontine Overseas Associates, L.L.C. ("TOA"), Tontine Capital Overseas Master Fund II, L.P. ("TCP II"), Tontine Assets Associates, L.L.C. ("TAA"), Tontine Power Partners, L.P. ("TPP") and Tontine Associates, L.L.C. ("TA," and collectively with TCM, TCO, TM, TOA, TCP II, TAA and TPP and their affiliates, "Tontine") owns approximately 18% of our outstanding common stock. Although Tontine currently does not have any representatives on our Board of Directors, Tontine has, and for so long as they hold at least 10% of our then issued and outstanding common stock will continue to have, the right to designate two individuals on our Board of Directors pursuant to a Securities Purchase Agreement entered into with Broadwind in August 2007. As a result, Tontine may have the ability to significantly influence our policies, business and affairs, and the outcome of any corporate transaction or other matter, including mergers, consolidations and the sale of all, or substantially all, of our assets. Tontine's significant ownership level may have the effect of delaying, deterring or preventing a change in control that otherwise could result in a premium in the price of our common stock. In addition, the actions of Tontine may have the effect of influencing changes in control or changes in management, or limiting the ability of our other stockholders to approve transactions that they may deem to be in their best interest.

We may not have the technical expertise and we may be unable to secure the necessary patents or other intellectual property rights needed to successfully market new products that we may develop.

        A key element of our business and operating strategy is to exploit our technological ability to design new manufacturing and service processes and products to take advantage of the anticipated growth in the North American wind market. Historically, we have not developed patented technology or engaged in technical design work on a significant scale. If we are unable to develop new manufacturing and service processes and products that are attractive to our customers and potential customers, or if we are unable to secure the necessary patents or other intellectual property rights needed to prevent our competitors from developing and marketing substantially similar products, we could experience a material adverse effect on our business and results of operations.

Current or future litigation and regulatory actions could have a material adverse impact on us.

        From time to time, we are subject to litigation and other legal and regulatory proceedings relating to our business. We are currently defendants in a number of litigation matters and an investigation by the Securities and Exchange Commission (the "SEC") as further described under the heading "Legal Proceedings" elsewhere in this prospectus supplement. No assurances can be given that the results of these or new matters will be favorable to us. An adverse resolution of lawsuits, investigations or arbitrations could have a material adverse effect on our financial condition and results of operations. Defending ourselves in these matters may be time-consuming, expensive and disruptive to normal business operations and may result in significant expense and a diversion of management's time and attention from the operation of our business, which could impede our ability to achieve our business objectives. Additionally, any amount that we may be required to pay to satisfy a judgment or settlement may not be covered by insurance. Under our charter and the indemnification agreements that we have entered into with our officers, directors and certain third parties, we are required to indemnify and advance expenses to them in connection with their participation in certain proceedings. There can be no assurance that any of these payments will not be material.

We cannot insure against all potential risks and may have difficulty insuring our business activities or become subject to increased insurance premiums.

        Our business is subject to a number of risks, including inherent risks associated with manufacturing and service and construction support for wind turbines. To mitigate the risks associated with our business, we have obtained various insurance policies. However, our insurance policies have high deductibles in certain instances and do not cover losses as a result of certain events such as terrorist attacks. In addition, our insurance policies are subject to annual review by our insurers and these policies may not be renewed at all or on similar or favorable terms. If we were to incur a significant uninsured loss or a loss in excess of the limits of our insurance policies, the results could have a material adverse effect on our business, financial condition and results of operations.

We may fail to meet continued listing requirements with NASDAQ.

        Our common stock is listed on the NASDAQ Global Select Market. We must comply with numerous NASDAQ MarketPlace rules in order to maintain the listing of our common stock, which includes maintaining a minimum closing bid price of at least $1.00 per share for our common stock. If our shares of common stock trade below $1.00 for 30 consecutive trading days, we will likely be notified by NASDAQ of our non-compliance with listing standards. Our shares of common stock closed below $1.00 per share on August 5, 2011 and have closed below $1.00 since that date. Unless the price of our common stock increases, we expect to be notified by NASDAQ of our non-compliance with listing standards. We would regain compliance if our common stock trades above $1.00 per share for ten consecutive business days during the 180 days following the notice of non-compliance. We may seek to effect a reverse stock split to increase the per share trading price of our common stock, but there can be no assurance that we would be successful in obtaining the approvals necessary to effect a reverse stock split or that, following any reverse stock split, the per share price of our common stock would remain above $1.00 per share. If we are unable to regain compliance, our common stock will be delisted by NASDAQ. If the Company were to be delisted from NASDAQ, our common stock could be subject to "penny stock" rules which could negatively impact our liquidity and our stockholders' ability to sell their shares.

 Risks Relating to Our Common Stock and This Offering

Future sales of our common stock may depress our share price.

        After this offering, we will have                 shares of common stock outstanding. The                 shares sold in this offering will be freely tradable without restriction or further registration under federal securities laws unless purchased by our affiliates. When shares of our common stock are registered, it significantly facilitates the ability of the holders to sell the shares in the market. Sales of our common stock may decrease the trading price of our common stock and make it more difficult or impossible for our other stockholders to sell their shares at favorable prices.

Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

        Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. Our failure to apply these funds effectively could have a material adverse effect on our business and cause the price of our common stock to decline.

Our quarterly operating results may vary significantly, which could negatively impact the price of our common stock.

        Our quarterly results of operations have fluctuated in the past and will continue to fluctuate in the future. You should not rely on the results of any past quarter or quarters as an indication of future performance in our business operations or the price of our common stock. If our results of operations from quarter to quarter fail to meet the expectations of securities analysts and investors, the price of our common stock could suffer or be negatively impacted.

The price of our common stock may fluctuate substantially and your investment may decline in value.

        The market price of our common stock has been volatile and may fluctuate substantially due to many factors, including:

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  actual or anticipated fluctuations in our results of operations;

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  failure to meet our earnings estimates should we decide to provide such estimates in the future;

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  conditions and trends in the energy markets in which we operate and changes in the estimation of the size and growth rate of these markets;

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  changes or proposed changes in, or differing interpretations of, laws or regulations affecting our business or the businesses of our customers, including state renewable portfolio standard programs and the various federal tax incentives available to our customers;

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  natural disasters, war and/or terrorism, which may disrupt our operations and those of our customers;

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  additions or departures of members of our senior management or other key personnel;

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  announcements of significant contracts or development by us or our competitors;

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  loss of one or more of our significant revenue sources;

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  changes in market valuation or earnings of our competitors;

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  the trading volume of our common stock;

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  reports published by industry or securities analysts or the cessation of the publication of those reports; and

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  general market and economic conditions.

        In addition, the stock market in general, and the NASDAQ Global Select Market, as well as the market for broader energy and renewable energy companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of particular companies affected. These broad market and industry factors may materially and adversely affect the market price of our common stock, regardless of our operating performance.

Provisions in our charter documents, certain agreements to which we are a party and Delaware law may delay or prevent acquisition of our Company, which could adversely affect the value of our common stock.

        Provisions contained in our certificate of incorporation and bylaws, certain agreements to which we are a party, as well as provisions of the Delaware General Corporation Law, could delay or make it more difficult to remove incumbent directors or for a third party to acquire us, even if a takeover would benefit our stockholders. These provisions include:

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  the power of the board of directors to fill any vacancy on the board of directors, whether such vacancy occurs as a result of an increase in the number of directors or otherwise;

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  the ability of Tontine to designate members of our board of directors;

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  the inability of stockholders to fix the number of directors; and

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  the inability of stockholders to call special meetings.

        Our board of directors has the authority to cause us to issue, without any further vote or action by the stockholders, up to 10,000,000 shares of preferred stock, par value $0.001 per share, in one or more series, to designate the number of shares constituting any series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, voting rights, rights and terms of redemption, redemption price or prices and liquidation preferences of such series. The issuance of shares of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders, even where stockholders are offered a premium for their shares.

We do not currently intend to pay dividends on our common stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

        We do not expect to pay cash dividends on our common stock, including the common stock issued in this offering. Any future dividend payments are within the absolute discretion of our board of directors or a duly authorized committee of the board of directors and will depend on, among other things, our results of operations, working capital requirements, capital expenditure requirements, financial condition, contractual restrictions, business opportunities, anticipated cash needs, provisions of applicable law and other factors that our board of directors may deem relevant. We may not generate sufficient cash from operations in the future to pay dividends on our common stock.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock.

        The future issuance of any additional shares of common stock or of preferred stock or convertible securities or the exercise of such securities could be dilutive to holders of our common stock. The market price of our common stock could decline as a result of sales of shares of our common stock made after this offering or the perception that such sales could occur. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our stockholders bear the risk of our future offerings reducing the market price of our common stock and diluting their stock holdings in us.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Some of the statements made or incorporated by reference in this prospectus supplement are "forward-looking statements"—that is, statements related to future, not past, events—within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and as defined in Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that reflect our current expectations regarding our future growth, results of operations, cash flows, performance and business prospects, and opportunities, as well as assumptions made by, and information currently available to, our management. Forward-looking statements include any statement that does not directly relate to a current or historical fact. We have tried to identify forward-looking statements by using words such as "anticipate," "believe," "expect," "intend," "will," "should," "may," "plan" and similar expressions, but these words are not the exclusive means of identifying forward-looking statements. The forward-looking statements in this prospectus supplement are primarily located in the material set forth under the headings "Prospectus Supplement Summary" and "Risk Factors" but are found in other locations as well.

        These statements are based on information currently available to us and are subject to various risks, uncertainties, and other factors, including, but not limited to, those risk factors identified in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, that could cause our actual growth, results of operations, financial condition, cash flows, performance and business prospects and opportunities to differ materially from those expressed in, or implied by, these statements. Our forward-looking statements may include or relate to the following: (i) our plans to continue to grow our business through organic growth and integration of previous and future acquisitions; (ii) our beliefs with respect to the sufficiency of our liquidity and our plans to evaluate alternate sources of funding if necessary; (iii) our expectations relating to state, local and federal regulatory frameworks affecting the wind energy industry, including the extension, continuation or renewal of federal tax incentives and grants and state renewable portfolio standards; (iv) our expectations relating to construction of new facilities, expansion and/or potential rationalization of existing facilities and sufficiency of our existing capacity to meet the demands of our customers and support expectations regarding our growth; (v) our plans with respect to the use of proceeds from financing activities and our ability to operate our business efficiently, manage capital expenditures and costs effectively, and generate cash flow; (vi) our beliefs and expectations relating to the economy and the potential impact it may have on our business, including our customers; (vii) our beliefs regarding the state of the wind energy market and other energy and industrial markets generally; and (viii) our expectations relating to the impact of pending litigation as well as environmental compliance, related costs and other similar matters. You should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties, or potentially inaccurate assumptions that could cause our current expectations or beliefs to change. Except as expressly required by the federal securities laws, we undertake no obligation to update such factors or to publicly announce the results of any of the forward-looking statements contained herein to reflect future events, developments, or changed circumstances or for any other reason.

USE OF PROCEEDS

        We estimate that net proceeds to us from the assumed sale of 32.5 million shares of our common stock in this offering will be approximately $16.6 million, based upon an assumed offering price of $0.56 per share (the closing price of our common stock on NASDAQ on September 14, 2011), after deducting underwriting discounts and commissions and estimated offering costs payable by us. We do not expect that a change in the public offering price or the number of shares from these assumed amounts would have a material effect on our uses of the proceeds from this offering, although it may impact the amount of time prior to which we will need to seek additional capital.

        We intend to use the proceeds for general corporate purposes; however, the amount and timing of these expenditures will depend on numerous factors. Accordingly, our management will have broad discretion in the application of the net proceeds from this offering and investors will be relying on the judgment of our management with regard to the use of net proceeds.

        Pending the use of the net proceeds from this offering, as described above, we intend to invest such net proceeds in investment-grade, interest-bearing instruments.

        Each $0.05 increase (decrease) in the assumed public offering price of $0.56 per share (the closing price of our common stock on NASDAQ on September 14, 2011) would increase (decrease) our estimated net proceeds by approximately $1.52 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus supplement, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. A one million share increase (decrease) in the number of shares offered by us would increase (decrease) our estimated net proceeds by approximately $0.5 million, assuming that the assumed public offering price remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. The information discussed above is illustrative only and will adjust based on the actual public offering price and other terms of this offering determined at pricing.

LEGAL PROCEEDINGS

        On February 11, 2011, a putative class action was filed in the United States District Court for the Northern District of Illinois, Eastern Division, against Broadwind and certain of our current or former officers and directors. The lawsuit is purportedly brought on behalf of purchasers of our common stock between March 17, 2009 and August 9, 2010. A lead plaintiff has been appointed and an amended complaint was filed on September 13, 2011. The amended complaint names as additional defendants certain of our current and former directors, certain Tontine entities, and Jeffrey Gendell, a principal of Tontine. The complaint seeks to allege that the defendants violated Section 10(b) of the Exchange Act, and Rule 10b-5 promulgated thereunder, and/or Section 20(a) of the Exchange Act by issuing or causing to be issued a series of allegedly false and/or misleading statements concerning our financial results, operations, and prospects, including with respect to the January 2010 secondary public offering of our common stock. Plaintiffs allege that the Broadwind's statements were false and misleading because, among other things, the Company's reported financial results during the class period allegedly violated generally accepted accounting principles because they failed to reflect the impairment of goodwill and other intangible assets, and the Company allegedly failed to disclose known trends and other information regarding certain customer relationships at the Company's Brad Foote subsidiary. In support of their claims, plaintiffs rely in part upon six alleged confidential informants, all of whom are alleged to be former employees. A lead plaintiff has been appointed and an amended complaint was filed on September 13, 2011. Our motion to dismiss is due by November 1, 2011. Between February 15, 2011 and March 30, 2011, three putative shareholder derivative lawsuits were filed in the United States District Court for the Northern District of Illinois, Eastern Division, and four putative shareholder derivative lawsuits were filed in the Circuit Court of Cook County, Illinois, Chancery Division, against certain of our current and former officers and directors, and certain Tontine entities, seeking to challenge alleged breaches of fiduciary duty, waste of corporate assets, and unjust enrichment, including in connection with the January 2010 secondary public offering of our common stock. One of the lawsuits also alleges that certain directors violated Section 14(a) of the Exchange Act in connection with our Proxy Statement for our 2010 Annual Meeting of Stockholders. Two of the matters pending in the federal court have been consolidated and our motion to dismiss is due by September 19, 2011. An oral argument on the motion to dismiss the actions pending in state court as duplicative of the federal derivative action has been scheduled for September 19, 2011. We have received a request from the Tontine defendants for indemnification in the derivative suits and may receive additional requests for indemnification from Tontine and/or Mr. Gendell pursuant to various agreements related to shares owned by Tontine. The costs of any such indemnification would not be covered by any insurance. Because of the preliminary nature of these lawsuits, we are not able to estimate a loss or range of loss at this time.

        In August 2011, we received a subpoena from the SEC seeking documents and other records related to certain accounting practices at our principal gearing subsidiary. The subpoena was issued in connection with an informal inquiry that we received from the SEC in November 2010 arising out of a whistleblower complaint received by the SEC related to revenue recognition, cost accounting and intangible and fixed asset valuations at Brad Foote. We have been voluntarily providing information to the SEC as a part of that inquiry and are in the process of responding to the subpoena with respect to the outstanding requests. We cannot currently predict the outcome of this investigation.

        We are aware of an investigation commenced by the United States Attorney's Office, Northern District of Illinois, for potential violation of federal environmental laws. On February 15, 2011, pursuant to a search warrant, officials from the United States Environmental Protection Agency ("USEPA") entered and conducted a search of one of our facilities in Cicero, Illinois , in connection with the alleged improper disposal of industrial wastewater to the sewer. Also on or about February 11, 2011, in connection with the same matter, we received a grand jury subpoena requesting testimony and the production of certain documents relating to the facility's past compliance with certain environmental laws and regulations relating to the generation, discharge and disposal of wastewater from certain of our processes between 2004 and the present. On or about February 23, 2011, we received another grand jury subpoena relating to the same investigation, requesting testimony and the production of certain other documents relating to certain of the facility's employees, environmental and manufacturing processes, and disposal practices. We have produced tens of thousands of documents in response to these subpoenas. We have also voluntarily instituted corrective measures at the facility, including changes to our wastewater disposal practices. There can be no assurances that the conclusion of the investigation will not result in a determination that we have violated applicable environmental, health and safety laws and regulations. Any violations found, or any criminal or civil fines, penalties and/or other sanctions imposed could be substantial and materially and adversely affect the company. We had recorded a liability of $675,000 at December 31, 2010, which represented the low end of our estimate of remediation-related costs and expenses; as of June 30, 2011 those initial costs have been incurred. No additional remediation related expenses are anticipated or have been accrued, however, the outcome of the investigation, our liability in connection therewith, and the impact to our operations cannot be predicted at this time.

        We are also a party to additional claims and legal proceedings arising in the ordinary course of business. Due to the inherent uncertainty of litigation, there can be no assurance that the resolution of any particular claim or proceeding would not have a material adverse effect on our results of operations, financial position or liquidity. It is possible that if one or more of the matters described above were decided against us, the effects could be material to our results of operations in the period in which we would be required to record or adjust the related liability and could also be material to our cash flows in the periods we would be required to pay such liability. See "Risk Factors—Current or future litigation could have a material adverse impact on us."

UNDERWRITING

        Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriter named below has agreed to purchase, and we have agreed to sell to it, the number of shares of our common stock at the public offering price, less the underwriting discounts and commissions, as set forth on the cover page of this prospectus supplement as indicated below:

Underwriter	Number of Shares
Lazard Capital Markets LLC

        The underwriter is offering the shares of common stock subject to its acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the underwriter to pay for and accept delivery of the shares offered by this prospectus supplement are subject to certain conditions precedent, including the absence of any material adverse change in our business and the approval of certain legal matters by its counsel and the receipt of customary legal opinions, letters and certificates and to other conditions. The underwriter is obligated to take and pay for all of the shares of common stock offered by this prospectus supplement if any such shares are taken.

        The underwriter initially proposes to offer the shares of common stock directly to the public at the public offering price listed on the cover page of this prospectus supplement. After the initial offering of the shares, the offering price and other selling terms may from time to time be varied by the underwriter.

Commissions and Discounts

        The following table summarizes the public offering price, underwriting discount and proceeds before expenses to us:

	Per Share	Total
Public offering price	$	$
Underwriting discount
Proceeds, before expenses, to us

        The expenses of the offering, not including the underwriting discount and commissions, payable by us are estimated to be $450,000, which includes $125,000 that we have agreed to reimburse the underwriter for certain fees and legal expenses incurred by it in connection with this offering.

        The relationship between Lazard Frères & Co. LLC and Lazard Capital Markets LLC is governed by a business alliance agreement between their respective parent companies. Pursuant to such agreement, Lazard Frères & Co. LLC referred this offering to Lazard Capital Markets LLC and will receive a referral fee from Lazard Capital Markets LLC in connection therewith; however, such referral fee is not in addition to the fee paid by us to Lazard Capital Markets LLC described above.

Quotation on the NASDAQ Global Select Market

        Our common stock is listed on The NASDAQ Global Select Market under the symbol "BWEN." Our registrar and transfer agent for our common stock is Wells Fargo Bank, N.A.

Indemnification

        We and the underwriter have agreed to indemnify each other, and we have also agreed to indemnify Lazard Frères & Co. LLC, against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement. We have also agreed to contribute to payments the underwriter and Lazard Frères & Co. LLC may be required to make in respect of such liabilities.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Restrictions in Sales of Securities

        We and each of our executive officers and directors and certain of our stockholders have agreed with the underwriter, subject to certain customary exceptions, not to dispose of or hedge any of our shares of common stock or securities convertible into or exercisable or exchangeable for common stock for 90 days after the date of this prospectus supplement without first obtaining the written consent of Lazard Capital Markets LLC. The 90-day "lock-up" period during which we and our executive officers and directors and certain of our stockholders are restricted from engaging in transactions in our common stock or securities convertible into or exercisable or exchangeable for common stock is subject to extension in the event that either (i) during the last 17 days of the "lock-up" period, we issue an earnings or financial results release or material news or a material event relating to us occurs, or (ii) prior to the expiration of the "lock-up" period, we announce that we will release earnings or financial results during the 16-day period beginning on the last day of the "lock-up" period, then in either case the expiration of the "lock-up" period will be extended until the expiration of the 18-day period beginning on the issuance of the earnings or financial results release or the occurrence of the material news or material event, as applicable, unless Lazard Capital Markets LLC waives, in writing, such an extension.

Price Stabilization, Short Positions

        In order to facilitate the offering of the shares of common stock, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriter may sell more shares of common stock than it is obligated to purchase under the underwriting agreement, creating a short position. The underwriter must close out any short position by purchasing shares of common stock in the open market. A short position may be created if the underwriter is concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchased in this offering. As an additional means of facilitating this offering, the underwriter may bid for, and purchase, shares of our common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of our common stock above independent market levels or prevent or slow a decline in the market price of our common stock. The underwriter is not required to engage in these activities, and may end any of these activities at any time.

        A prospectus in electronic format may be made available on websites maintained by the underwriter. Internet distributions will be allocated by the underwriter on the same basis as other allocations.

United Kingdom

        This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (e) of the Order (all such persons together being referred to as "relevant persons"). The shares of common stock are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Each underwriter has represented and agreed that:

          (a)   it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 or FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to us, and

          (b)   it has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

European Economic Area

        To the extent that the offer of the shares of common stock are made in any Member State of the European Economic Area that has implemented the Prospectus Directive before the date of publication of a prospectus in relation to the shares of common stock which has been approved by the competent authority in the Member State in accordance with the Prospectus Directive (or, where appropriate, published in accordance with the Prospectus Directive and notified to the competent authority in the Member State in accordance with the Prospectus Directive), the offer (including any offer pursuant to this document) is only addressed to qualified investors in that Member State within the meaning of the Prospectus Directive or has been or will be made otherwise in circumstances that do not require us to publish a prospectus pursuant to the Prospectus Directive.

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date") it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

          (a)   to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities,

          (b)   to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts, or

          (c)   in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive. For the purposes of this provision, the expression an "offer of shares to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

        The EEA selling restriction is in addition to any other selling restrictions set out below. In relation to each Relevant Member State, each purchaser of shares of common stock (other than the underwriter) will be deemed to have represented, acknowledged and agreed that it will not make an offer of shares of common stock to the public in any Relevant Member State, except that it may, with effect from and including the date on which the Prospectus Directive is implemented in the Relevant Member State, make an offer of shares of common stock to the public in that Relevant Member State at any time in any circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive, provided that such purchaser agrees that it has not and will not make an offer of any shares of common stock in reliance or purported reliance on Article 3(2)(b) of the Prospectus Directive. For the purposes of this provision, the expression an "offer of Shares to the public" in relation to any shares of common stock in any Relevant Member State has the same meaning as in the preceding paragraph.

LEGAL MATTERS

        The validity of the issuance of the securities offered hereby will be passed upon by our counsel, Sidley Austin LLP, Chicago, Illinois. Certain legal matters will be passed upon for the underwriter by Proskauer Rose LLP, New York, New York.

EXPERTS

        The consolidated financial statements of Broadwind Energy, Inc. and subsidiaries and management's assessment of the effectiveness of internal control over financial reporting have been incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2010 in reliance upon the report of Grant Thornton LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" information contained in documents that we file with the SEC into this prospectus supplement. This means that we can disclose important information to you by referring you to those documents and that the information included in those documents is considered part of this prospectus supplement. The following documents filed with the SEC are incorporated by reference into this prospectus supplement, unless otherwise indicated:

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2010;

  •
  Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011;

  •
  Our Current Reports on Form 8-K filed on January 10, 2011, March 10, 2011, March 29, 2011 and May 9, 2011 (item 5.07 only); and

  •
  The description of our common stock as set forth in our Registration Statement on Form 8-A filed with the SEC on April 8, 2009 (File No. 001-34278).

        In addition, all documents we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the initial filing of the registration statement related to this prospectus supplement and prior to the termination of the offering of our common stock described in this prospectus supplement, shall be deemed to be incorporated by reference herein and to be part of this prospectus supplement from the respective dates of filing of such documents. Any statement contained in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement in a subsequently filed document which is incorporated or deemed to be incorporated herein modifies or supersedes such statement.

        Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this prospectus.

        We will provide to each person, including any beneficial owner, to whom a prospectus supplement is delivered, a copy of any or all of the reports and documents that have been incorporated by reference in the prospectus. We will provide these documents, at no cost to the requestor, upon written or oral request directed to: Broadwind Energy, Inc., 47 East Chicago Avenue, Suite 332, Naperville, Illinois, 60540, Attention: J.D. Rubin, telephone number (630) 637-0315.

PROSPECTUS

$75,000,000

COMMON STOCK
PREFERRED STOCK
DEBT SECURITIES
WARRANTS
STOCK PURCHASE CONTRACTS
STOCK PURCHASE UNITS

        We may offer and sell, from time to time in one or more offerings, common stock, preferred stock, debt securities, warrants, stock purchase contracts and stock purchase units for an aggregate initial offering price not exceeding $75,000,000 from time to time in amounts, at prices and on terms that will be determined at the time of any such offering.

        Each time we offer securities using this prospectus, we will provide specific terms of the offering in a supplement to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. Any statement contained in this prospectus is deemed modified or superseded by any inconsistent statement contained in an accompanying prospectus supplement. You should read this prospectus and any prospectus supplement, as well as the documents incorporated by reference into this prospectus, carefully before you invest.

        Our common stock is listed on the NASDAQ Global Select Market under the symbol "BWEN." On August 19, 2011, the last reported sale price of our common stock was $0.77 per share. We have not determined whether we will list any of the other securities we may offer on any exchange or over-the-counter market. If we decide to seek the listing of any such securities, the prospectus supplement will identify the exchange or market.

        Our principal executive office is located at 47 East Chicago Avenue, Suite 332, Naperville, IL 60540. Our phone number is (630) 637-0315 and our website address is www.broadwindenergy.com. Information contained on our website does not constitute part of this prospectus.

        Investing in our securities involves substantial risks. You should carefully consider the information referenced to under "Risk Factors" beginning on page 1.

        This prospectus may not be used to offer to sell any securities unless accompanied by a prospectus supplement.

        We will sell securities offered using this prospectus directly to investors, through agents designated from time to time or to or through underwriters or dealers. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution" in this prospectus. If any underwriters are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such underwriters and any applicable commissions or discounts will be set forth in a prospectus supplement. The price to the public of such securities and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 26, 2011

i

ABOUT THIS PROSPECTUS

        This prospectus incorporates by reference important business and financial information about us that is not included in or delivered with this document. This information, other than exhibits to documents that are not specifically incorporated by reference in this prospectus, is available to you without charge upon written or oral request to: Broadwind Energy, Inc., 47 East Chicago Avenue, Suite 332, Naperville, Illinois, 60540, Attention: Corporate Secretary, telephone number (630) 637-0315.

        This prospectus is part of a shelf registration statement that we filed with the Securities and Exchange Commission (the "SEC"). Under the shelf registration process, we may offer from time to time, in one or more offerings, any combination of the securities described in this prospectus having an aggregate initial offering price of up to $75,000,000.

        This prospectus provides you with a general description of the securities we may offer. Each time we offer securities using this prospectus, we will provide you with a prospectus supplement that describes the specific amounts and prices of the securities we offer. The prospectus supplement also may add, update or change information contained in this prospectus. Please carefully read this prospectus and the applicable prospectus supplement, together with the documents incorporated and deemed to be incorporated by reference in this prospectus and the additional information described below under the heading "Where You Can Find More Information." Unless we state otherwise, "Broadwind Energy," "Broadwind," the "Company," "we," "us" and "our" refer to Broadwind Energy, Inc. and its wholly-owned subsidiaries.

        You should rely only on the information incorporated or deemed to be incorporated by reference or provided in this prospectus and the applicable prospectus supplement. We have not authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date on the cover of the applicable document. Our business, financial condition and results of operations may have changed since that date. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

        Information contained on our website does not constitute a part of this prospectus.

        We obtained the industry, market and competitive position data used in this prospectus from our own research, internal surveys and studies conducted by third parties, independent industry associations or general publications and other publicly available information. Independent industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. Forecasts and estimates involve risks and uncertainties and are subject to change based on various factors, including those referenced under the heading "Risk Factors" in this prospectus.

ii

THE COMPANY

        Broadwind provides technologically advanced high-value products and services to energy, mining and infrastructure sector customers, primarily in the United States. Our most significant presence is within the U.S. wind industry, where we believe we are the only independent company that offers our breadth of products and services to the market. Our product and service portfolio provides our customers, including wind turbine manufacturers, wind farm developers and wind farm operators, with access to a broad array of component and service offerings. Outside of the wind market, we provide precision gearing and specialty weldments to industrial customers, particularly in the energy, mining and infrastructure sectors.

        For additional information concerning our business, please refer to the documents incorporated by reference that are listed under the caption "Incorporation of Certain Information by Reference."

RISK FACTORS

        Investing in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider any risk factors set forth in the applicable prospectus supplement and the documents incorporated by reference into this prospectus and the applicable prospectus supplement, as well as other information we include or incorporate by reference into this prospectus and in the applicable prospectus supplement. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. See also "Special Note Regarding Forward-Looking Statements" below.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Some of the statements made or incorporated by reference in this prospectus are "forward-looking statements"—that is, statements related to future, not past, events—within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and as defined in Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that reflect our current expectations regarding our future growth, results of operations, cash flows, performance and business prospects, and opportunities, as well as assumptions made by, and information currently available to, our management. Forward-looking statements include any statement that does not directly relate to a current or historical fact. We have tried to identify forward-looking statements by using words such as "anticipate," "believe," "expect," "intend," "will," "should," "may," "plan" and similar expressions, but these words are not the exclusive means of identifying forward-looking statements. These statements are based on information currently available to us and are subject to various risks, uncertainties, and other factors, including, but not limited to, those risk factors identified in the documents incorporated by reference into this prospectus, that could cause our actual growth, results of operations, financial condition, cash flows, performance and business prospects and opportunities to differ materially from those expressed in, or implied by, these statements. Our forward-looking statements may include or relate to the following: (i) our plans to continue to grow our business through organic growth and integration of previous and future acquisitions; (ii) our beliefs with respect to the sufficiency of our liquidity and our plans to evaluate alternate sources of funding if necessary; (iii) our expectations relating to state, local and federal regulatory frameworks affecting the wind energy industry, including the extension, continuation or renewal of federal tax incentives and grants and state renewable portfolio standards; (iv) our expectations relating to construction of new facilities, expansion of existing facilities and sufficiency of our existing capacity to meet the demands of our customers and support expectations regarding our growth; (v) our plans with respect to the use of proceeds from financing activities and our ability to operate our business efficiently, manage capital expenditures and costs effectively, and generate cash flow; (vi) our beliefs and expectations relating to the economy and the potential impact it may have on our business, including our customers; (vii) our beliefs regarding the state of the wind energy market generally; and (viii) our expectations relating to the impact of pending litigation as well as environmental compliance matters. You should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties, or potentially inaccurate assumptions that could cause our current expectations or beliefs to change. Except as expressly required by the federal securities laws, we undertake no obligation to update such factors or to publicly announce the results of any of the forward-looking statements contained herein to reflect future events, developments, or changed circumstances or for any other reason.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" information contained in documents that we file with the SEC into this prospectus. This means that we can disclose important information to you by referring you to those documents and that the information included in those documents is considered part of this prospectus. The following documents filed with the SEC are incorporated by reference into this prospectus, unless otherwise indicated:

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2010;

  •
  Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011;

  •
  Our Current Reports on Form 8-K filed on January 10, 2011, March 10, 2011, March 29, 2011 and May 9, 2011 (item 5.07 only); and

  •
  The description of our common stock as set forth in our Registration Statement on Form 8-A filed with the SEC on April 8, 2009 (File No. 001-34278).

        In addition, all documents we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the initial filing of the registration statement related to this prospectus and prior to the termination of the offering or offerings of the securities described in this prospectus, shall be deemed to be incorporated by reference herein and to be part of this prospectus from the respective dates of filing of such documents. Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus supplement to the extent that a statement in a subsequently filed document which is incorporated or deemed to be incorporated herein modifies or supersedes such statement.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-3 under the Securities Act, with respect to the securities offered by this prospectus. This prospectus, filed as a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules thereto as permitted by the rules and regulations of the SEC. For further information about us and our securities, you should refer to the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete; reference is made in each instance to the copy of such contract or any other document filed as an exhibit to the registration statement. Each such statement is qualified in all respects by such reference to such exhibit.

        We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports and documents that have been incorporated by reference in this prospectus contained in the registration statement but not delivered with the prospectus. We will provide these documents, at no cost to the requestor, upon written or oral request directed to: Broadwind Energy, Inc., 47 East Chicago Avenue, Suite 332, Naperville, Illinois, 60540, Attention: Corporate Secretary, telephone number (630) 637-0315.

        We file annual, quarterly, and current reports, proxy statements and other information with the SEC. All documents we file with the SEC, including the registration statement of which this prospectus forms a part and the exhibits thereto may be inspected, without charge, and copies may be obtained at prescribed rates, at the public reference facility maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. The registration statement and other information filed by us with the SEC, including the documents incorporated by reference in the prospectus, are also available at the SEC's website at http://www.sec.gov, as well as on our website, www.broadwindenergy.com. This reference to our website is an inactive textual reference only and is not a hyperlink. The contents of our website are not part of this prospectus, and you should not consider the contents of our website in making an investment decision with respect to our securities.

        After the offering or offerings contemplated by this prospectus, we will continue to be subject to the proxy solicitation rules, annual and periodic reporting requirements, restrictions of stock purchases and sales by affiliates and other requirements of the Exchange Act. We will furnish our stockholders with annual reports containing audited financial statements certified by independent auditors and quarterly reports containing unaudited financial statements for the first three quarters of each fiscal year.

USE OF PROCEEDS

        Unless we state otherwise in the applicable prospectus supplement, we expect to use the net proceeds from the sale of the securities for general corporate purposes, including capital expenditures, working capital, repayment or reduction of long-term and short-term debt and the financing of acquisitions. The net proceeds may be invested temporarily in short-term marketable securities or applied to repay short-term debt until they are used for their stated purposes.

RATIOS

        Our deficiency of earnings to fixed charges for each of the periods indicated are set forth below (dollars in thousands). The information set forth below should be read together with the financial statements and the accompanying notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our Annual Report on Form 10-K for the year ended December 31, 2010 and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011, incorporated by reference into this prospectus.

	Six Months Ended June 30,	Year Ended December 31,
	2011	2010	2009	2008	2007	2006
Deficiency of earnings to fixed charges	$8,409	$69,963	$108,397	$24,395	$4,419	$2,735
Ratio of earnings to fixed charges	—	—	—	—	—	—

        This table also sets forth our ratio of earnings to fixed charges on a historical basis for the periods indicated. The ratios are calculated by dividing losses by fixed charges, which resulted in a negative ratio for all periods indicated. For the purposes of computing the ratio of earnings to fixed charges, losses consist of loss before income taxes plus fixed charges. Fixed charges consist of interest expense, debt cost amortization and that portion of rental expense we deem to represent interest. The estimate of interest within rental expense is estimated to be one-third of rental expense. Our earnings and fixed charges include the earnings and fixed charges of Broadwind and its subsidiaries considered as one enterprise.

DESCRIPTION OF CAPITAL STOCK

        The following information describes the Company's capital stock and provisions of the Company's certificate of incorporation and bylaws. This description is only a summary. You should read and refer to the

Company's certificate of incorporation and bylaws, the forms of which have been filed with the SEC and are incorporated herein by reference.

Authorized Capital Stock

        The Company's authorized capital stock consists of 150,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of stock, par value $0.001 per share, which may be designated as one or more series of preferred stock by resolution or resolutions providing for the issuance of such series adopted by the Board of Directors.

Common Stock

        Voting.    The holders of common stock are entitled to one vote for each outstanding share of common stock owned by that stockholder on every matter properly submitted to the stockholders for their vote. Generally, all matters to be voted on by stockholders must be approved by a majority in voting power of the stock having voting power present in person or represented by proxy. However, questions governed expressly by provisions of the certificate of incorporation, bylaws, applicable stock exchange rules or applicable law require approval as set forth in the applicable governing document, stock exchange rule or law. The election of directors shall be by plurality vote, and there is no cumulative voting for the election of directors.

        Dividend Rights.    The holders of common stock will be entitled to such dividends and other distributions of cash or any other right or property as may be declared by the Board of Directors out of the assets or funds legally available for such dividends or distributions.

        Liquidation Rights.    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company's affairs, holders of common stock would be entitled to share ratably, based upon the number of shares held, in assets that are legally available for distribution to stockholders after payment of liabilities. If there is any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distribution and/or liquidation preferences.

        Conversion, Redemption and Preemptive Rights.    The Company's certificate of incorporation provides that holders of common stock shall not have any preference, preemptive right, or right of subscription, other than to the extent, if any, the Board of Directors may determine from time to time.

        Listing.    Our common stock is listed on the NASDAQ Global Select Market under the symbol "BWEN."

Preferred Stock

        Our board of directors has the authority to issue up to ten million (10,000,000) shares of preferred stock in one or more series and to determine the rights and preferences of the shares of any such series without stockholder approval, none of which are outstanding. Our board of directors may issue preferred stock in one or more series and has the authority to fix the designation and powers, rights and preferences and the qualifications, limitations, or restrictions with respect to each class or series of such class without further vote or action by the stockholders. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management.

        If we decide to issue any preferred stock pursuant to this prospectus, we will describe in a prospectus supplement the terms of the preferred stock, including, if applicable, the following:

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  the title of the series and stated value;

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  the number of shares of the series of preferred stock offered, the liquidation preference per share, if applicable, and the offering price;

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  the applicable dividend rate(s) or amount(s), period(s) and payment date(s) or method(s) of calculation thereof;

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  the date from which dividends on the preferred stock will accumulate, if applicable;

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  any procedures for auction and remarketing;

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  any provisions for a sinking fund;

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  any applicable provision for redemption and the price or prices, terms and conditions on which preferred stock may be redeemed;

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  any securities exchange listing;

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  any voting rights and powers;

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  whether interests in the preferred stock will be represented by depository shares;

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  the terms and conditions, if applicable, of conversion into shares of our common stock, including the conversion price or rate or manner of calculation thereof;

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  a discussion of any material U.S. federal income tax considerations;

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  the relative ranking and preference as to dividend rights and rights upon our liquidation, dissolution or the winding up of our affairs;

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  any limitations on issuance of any series of preferred stock ranking senior to or on a parity with such series of preferred stock as to dividend rights and rights upon our liquidation, dissolution or the winding up of our affairs; and

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  any other specific terms, preferences, rights, limitations or restrictions of such series of preferred stock.

Provisions of the Company's Certificate of Incorporation, Bylaws and Delaware Law that May Have an Anti-Takeover Effect

        Certificate of Incorporation and Bylaws.    The Company's certificate of incorporation and bylaws provide that a special meeting of stockholders may be called only by the Chairman of the Board, Chief Executive Officer, or the Secretary of the Company. Stockholders are not permitted to call, or to require that the Board of Directors call, a special meeting of stockholders. In addition, our authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

        Delaware Takeover Statute.    The Company's certificate of incorporation provides that the Company will not be subject to Section 203 of the Delaware General Corporation Law (the "DGCL"), which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any "business combination" (as defined below) with any "interested stockholder" (as defined below) for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the Board of Directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) on consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

        Section 203 of the DGCL defines "business combination" to include: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 of the DGCL defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

DESCRIPTION OF DEBT SECURITIES

        This section describes the general terms and provisions of the debt securities that we may issue from time to time in the form of one or more series of debt securities. We may offer secured or unsecured debt securities which may be senior or subordinated and which may be convertible. The applicable prospectus supplement and/or other offering materials will describe the specific terms of the debt securities offered through that prospectus supplement as well as any general terms described in this section that will not apply to those debt securities. To the extent the applicable prospectus supplement or other offering materials relating to an offering of debt securities are inconsistent with this prospectus, the terms of that prospectus supplement or other offering materials will supersede the information in this prospectus.

        The debt securities will be issued under one or more indentures to be entered into between us and one or more trustees. References herein to the "indenture" and the "trustee" refer to the applicable indenture and the applicable trustee pursuant to which any particular series of debt securities is issued. The terms of any series of debt securities will be those specified in or pursuant to the applicable indenture and in the certificates evidencing that series of debt securities and those made part of the indenture by the Trust Indenture Act of 1939, as amended. We may issue senior, subordinated and convertible debt securities under the same indenture.

        The following summary of selected provisions of the indenture and the debt securities is not complete, and the summary of selected terms of a particular series of debt securities included in the applicable prospectus supplement also will not be complete. You should review the applicable form of indenture and the applicable form of certificate evidencing the debt securities, which forms have been or will be filed as exhibits to the registration statement of which this prospectus is a part or as exhibits to documents which have been or will be incorporated by reference in this prospectus. To obtain a copy of the indenture or the form of certificate for the debt securities, see "Where You Can Find More Information" in this prospectus. The following summary and the summary in the applicable prospectus supplement are qualified in their entirety by reference to all of the provisions of the indenture and the certificates evidencing the debt securities (including any amendments or supplements we may enter into from time to time which are permitted under the debt securities or any indenture), which provisions, including defined terms, are incorporated by reference in this prospectus.

        Unless otherwise specified in a prospectus supplement, the debt securities will be direct unsecured obligations of the Company. Any debt securities designated as senior will rank equally with any of our other senior and unsubordinated debt. Any debt securities designated as subordinated will be subordinate and junior in right of payment to any senior indebtedness. There may be subordinated debt securities that are senior or junior to other series of subordinated debt securities.

        The applicable prospectus supplement will set forth the terms of the debt securities or any series thereof, including, if applicable:

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  the title of the debt securities and whether the debt securities will be senior debt securities or subordinated debt securities;

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  any limit upon the aggregate principal amount of the debt securities;

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  whether the debt securities will be issued as registered securities, bearer securities or both, and any restrictions on the exchange of one form of debt securities for another and on the offer, sale and delivery of the debt securities in either form;

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  the date or dates on which the principal amount of the debt securities will mature;

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  if the debt securities bear interest, the rate or rates at which the debt securities bear interest, or the method for determining the interest rate, and the date or dates from which interest will accrue;

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  if the debt securities bear interest, the dates on which interest will be payable, or the method for determining such dates, and the regular record dates for interest payments;

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  the place or places where the payment of principal, any premium and interest will be made, where the debt securities may be surrendered for transfer or exchange and where notices or demands to or upon us may be served;

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  any optional redemption provisions, which would allow us to redeem the debt securities in whole or in part;

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  any sinking fund or other provisions that would obligate us to redeem, repay or purchase the debt securities;

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  if the currency in which the debt securities will be issuable is United States dollars, the denominations in which any registered securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof, and the denominations in which any bearer securities will be issuable, if other than the denomination of $5,000;

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  if other than the entire principal amount, the portion of the principal amount of debt securities which will be payable upon a declaration of acceleration of the maturity of the debt securities;

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  the events of default and covenants relevant to the debt securities, including, the inapplicability of any event of default or covenant set forth in the indenture relating to the debt securities, or the applicability of any other events of defaults or covenants in addition to the events of default or covenants set forth in the indenture relating to the debt securities;

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  the name and location of the corporate trust office of the applicable trustee under the indenture for such series of notes;

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  if other than United States dollars, the currency in which the debt securities will be paid or denominated;

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  if the debt securities are to be payable, at our election or the election of a holder of the debt securities, in a currency other than that in which the debt securities are denominated or stated to be payable, the terms and conditions upon which that election may be made, and the time and manner of determining the exchange rate between the currency in which the debt securities are denominated or stated to be payable and the currency in which the debt securities are to be so payable;

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  the designation of the original currency determination agent, if any;

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  if the debt securities are issuable as indexed securities, the manner in which the amount of payments of principal, any premium and interest will be determined;

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  if the debt securities do not bear interest, the dates on which we will furnish to the applicable trustee the names and addresses of the holders of the debt securities;

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  if other than as set forth in an indenture, provisions for the satisfaction and discharge or defeasance or covenant defeasance of that indenture with respect to the debt securities issued under that indenture;

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  the date as of which any bearer securities and any global security will be dated if other than the date of original issuance of the first debt security of a particular series to be issued;

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  whether and under what circumstances we will pay additional amounts to non-United States holders in respect of any tax assessment or government charge;

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  whether the debt securities will be issued in whole or in part in the form of a global security or securities and, in that case, any depositary and global exchange agent for the global security or securities, whether the global form shall be permanent or temporary and, if applicable, the exchange date;

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  if debt securities are to be issuable initially in the form of a temporary global security, the circumstances under which the temporary global security can be exchanged for definitive debt securities and whether the definitive debt securities will be registered securities, bearer securities or will be in global form and provisions relating to the payment of interest in respect of any portion of a global security payable in respect of an interest payment date prior to the exchange date;

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  the extent and manner to which payment on or in respect of debt securities will be subordinated to the prior payment of our other liabilities and obligations;

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  whether the debt securities will be convertible and the terms of any conversion provisions;

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  the forms of the debt securities; and

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  any other terms of the debt securities, which terms shall not be inconsistent with the requirements of the Trust Indenture Act of 1939, as amended.

        This prospectus is part of a registration statement that provides that we may issue debt securities from time to time in one or more series under one or more indentures, in each case with the same or various maturities, at par or at a discount. Unless indicated in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable indenture.

        We intend to disclose any restrictive covenants for any issuance or series of debt securities in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

        We may issue warrants to purchase debt securities, shares of common stock or shares of preferred stock. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. We will issue warrants under one or more warrant agreements between us and a warrant agent that we will name in the prospectus supplement.

        The prospectus supplement relating to any warrants we are offering will include specific terms relating to the offering. These terms will include some or all of the following:

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  the title of the warrants;

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  the aggregate number of warrants offered;

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  the designation, number and terms of the debt securities, shares of common stock or shares of preferred stock purchasable upon exercise of the warrants and procedures by which those numbers may be adjusted;

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  the exercise price of the warrants;

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  the dates or periods during which the warrants are exercisable;

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  the designation and terms of any securities with which the warrants are issued;

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  if the warrants are issued as a unit with another security, the date on and after which the warrants and the other security will be separately transferable;

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  if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

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  any minimum or maximum amount of warrants that may be exercised at any one time;

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  any terms relating to the modification of the warrants; and

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  any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

        We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of common stock at a future date or dates, which we refer to in this prospectus as "Stock Purchase Contracts." The price per share of common stock and number of shares of common stock may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts. The Stock Purchase Contracts may be issued separately or as a part of units consisting of a Stock Purchase Contract and our debt securities or debt obligations of third parties, securing the holders' obligations to purchase the shares of common stock under the Stock Purchase Contracts, which we refer to in this prospectus as "Stock Purchase Units." The Stock Purchase Contracts may require holders to secure their obligations thereunder in a specified manner. The Stock Purchase Contracts also may require us to make periodic payments to the holders of the Stock Purchase Units or vice-versa and such payments may be unsecured or prefunded on some basis.

        The applicable prospectus supplement will describe the terms of any Stock Purchase Contracts or Stock Purchase Units. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the Stock Purchase Contracts, and, if applicable, collateral or depositary arrangements, relating to the Stock Purchase Contracts or Stock Purchase Units. Material United States federal income tax considerations applicable to the Stock Purchase Units and the Stock Purchase Contracts will also be discussed in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

        We may sell the securities covered by this prospectus in any of the following ways (or in any combination):

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  through underwriters, dealers or remarketing firms;

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  directly to one or more purchasers, including to a limited number of institutional purchasers; or

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  through agents.

        Any such dealer or agent, in addition to any underwriter, may be deemed to be an underwriter within the meaning of the Securities Act. Any discounts or commissions received by an underwriter, dealer, remarketing firm or agent on the sale or resale of securities may be considered by the SEC to be underwriting discounts and commissions under the Securities Act.

        In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with such a transaction, the third parties may, pursuant to this prospectus and the applicable prospectus supplement, sell securities covered by this prospectus and the applicable prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close any related short positions. We may also loan or pledge securiteis covered by this prospectus and the applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities covered by this prospectus and the applicable prospectus supplement.

        The terms of the offering of securities with respect to which this prospectus is being delivered will be set forth in the applicable prospectus supplement and will include, among other things:

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  the terms of the offering;

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  the price of the securities;

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  the proceeds to us from the sale;

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  the names of any underwriters, dealers, remarketing firms or agents and the amount of securities underwritten or purchased by each of them;

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  any over-allotment options under which underwriters may purchase additional securities from us;

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  any underwriting discounts, agency fees or other compensation to underwriters or agents; and

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  any discounts or concessions which may be allowed or reallowed or paid to dealers.

Underwriters and Agents

        If underwriters are used in the sale of securities, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters acting alone. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities described in the applicable prospectus supplement will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such securities if any are purchased by them. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

        If the dealers acting as principals are used in the sale of any securities, such securities will be acquired by the dealers, as principals, and may be resold from time to time in one or more transactions at varying prices to be determined by the dealer at the time of resale. The name of any dealer and the terms of the transactions will be set forth in the applicable prospectus supplement with respect to the securities being offered.

        Securities may also be offered and sold, if so indicated in the applicable prospectus supplement in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms, which we refer to herein as the "remarketing firms," acting as principals for their own accounts or as our agents, as applicable. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act in connection with the securities remarketed thereby.

        The securities may be sold directly by us or through agents designated by us from time to time. In the case of securities sold directly by us, no underwriters or agents would be involved. Any agents involved in the offer or sale of the securities in respect of which this prospectus is being delivered, and any commissions payable by us to such agents, will be set forth in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

        We may authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase the securities to which this prospectus and the applicable prospectus supplement relates from us at the public offering price set forth in the applicable prospectus supplement, plus, if applicable, accrued interest, pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the applicable prospectus supplement will set forth the commission payable for solicitation of such contracts.

        Agents, dealers, underwriters and remarketing firms may be entitled, under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution to payments they may be required to make in respect thereof. Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with, or perform services for us or our subsidiaries in the ordinary course of business.

        Any underwriter may engage in over-allotment, stabilizing, transactions, short, covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying securities so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time. These transactions may be effected on the NASDAQ Global Select Market or otherwise.

        Members of the Financial Industry Regulatory Authority, Inc., or FINRA, may participate in distributions of the offered securities. In compliance with the guidelines of FINRA, as of the date of this prospectus, the maximum discount or commission to be received by any FINRA member or independent broker-dealer may not exceed 8.0% of the offering proceeds.

LEGAL MATTERS

        The validity of the securities offered hereby will be passed upon for us by our counsel, Sidley Austin LLP, Chicago, Illinois.

EXPERTS

        The consolidated financial statements of Broadwind Energy, Inc. and subsidiaries and management's assessment of the effectiveness of internal control over financial reporting have been incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2010 in reliance upon the report of Grant Thornton LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

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September     , 2011